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                                                                   EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the use in this Registration Statement on Form S-1 of our report dated January 31, 2000, except for Note 12 of the consolidated financial statements and Note 16 of the supplemental pooled consolidated financial statements, which are as of March 31, 2000 relating to the consolidated financial statements and the supplemental pooled consolidated financial statements of Internet Pictures Corporation (formerly bamboo.com), which appears in this Registration Statement. We also consent to the references to us under the heading "Experts" and "Selected Historical Financial Information" in this Registration Statement.


/s/ PricewaterhouseCoopers LLP
------------------------------
    PricewaterhouseCoopers LLP


San Jose, California
April 5, 2000